Exhibit 99.1

JER INVESTORS TRUST INC. ANNOUNCES SECOND QUARTER 2009 RESULTS

McLean, VA – August 10, 2009: JER Investors Trust Inc. (OTCBB: JERT.OB, “JERT”) today reported results for the quarter ended June 30, 2009:

Second Quarter Highlights:

•

Liquidity: At June 30, 2009, we had $1.8 million in unrestricted cash and net borrowings on our repurchase agreement of $11.1 million. As of August 5, 2009, unrestricted cash decreased to $1.2 million and net borrowings on our repurchase agreement declined to $10.4 million.

•

Adjusted Funds from Operations: Adjusted Funds from Operations (“AFFO”), a non-GAAP measure, was $0.8 million and $5.1 million, or $0.15 and $1.01 per Adjusted Diluted Common Share (“ADCS”), for the three and six months ended June 30, 2009, respectively. See reconciliations of net income (loss) determined in accordance with GAAP to AFFO at the end of this release.

•	Operating Results: Net loss was $8.7 million and $27.0 million, or $(1.67) and $(5.35), per ADCS, for the three and six months ended June 30, 2009, respectively.

•	Stockholders’ Equity: Stockholders’ equity at June 30, 2009 was $20.4 million, or $3.49 per common share.

•	Real Estate Loan Portfolio Credit Statistics: There were no delinquencies or loss reserves established related to real estate loans as of June 30, 2009.

•

CMBS Portfolio Credit Statistics: Outlined below are credit statistics relating to the approximately $47 billion of unpaid principal balance of commercial real estate loans as of June 30, 2009, representing approximately 3,500 loans, that serve as collateral for our “first-loss” conduit CMBS investments.

•

60-day and greater delinquencies on loan collateral underlying our CMBS “first-loss” investments was 249 basis points at June 30, 2009 compared to 165 basis points at March 31, 2009. As of July 31, 2009, the 60-day and greater delinquency rate increased to 284 basis points.

•

Special servicing portfolio at June 30, 2009 consisted of 154 loans with an unpaid principal balance of approximately $2.8 billion. As of August 5, 2009, the number of loans in special servicing increased to 166 loans with an aggregate unpaid principal balance of approximately $3.0 billion. Of the $3.0 billion of loan balances in special servicing, 40 loans totaling $1.4 billion are current, 6 loans totaling $40.6 million have been foreclosed upon and 120 loans totaling $1.5 billion are delinquent and are in monetary default. Based on the evaluation of the collateral properties underlying the CMBS investments and giving consideration to the workout status of the respective loans, we have incorporated estimates of future loan loss projections on the underlying collateral into the cash flow projections for such CMBS investments.

•

CMBS Portfolio Loss Projections: Primarily due to the continuing increases in delinquencies and the special servicing portfolio, as well as current weakness in the real estate and credit markets, we increased our loss projections on the approximately $47 billion of commercial real estate loan collateral underlying our CMBS “first-loss” investments as of June 30, 2009 to approximately $1.4 billion (approximately 3.0% of the unpaid principal balance of such loans) from approximately $1.2 billion (approximately 2.5% of the unpaid principal balance of such loans) at March 31, 2009, as compared to 1.4% at original underwriting. In addition, we accelerated the projected timing of such losses and currently estimate that approximately 64% of the total projected losses will occur through 2011 compared to approximately 60% in our March 31, 2009 loss projections, and approximately 15% in our original underwriting. Cumulative actual realized losses and cumulative appraisal reduction amounts on the underlying loans serving as collateral for our “first-loss” conduit CMBS investments through June 30, 2009 were approximately $17.3 million and $227.4 million, respectively. As we continue to monitor developments in our portfolio and the overall macroeconomic environment, loss reserves may increase in the future in response to further deterioration in the real estate and credit markets.

•

Other Than Temporary Impairment Charges: During the three and six months ended June 30, 2009, we recorded $3.9 million and $18.4 million, respectively, of impairment charges related to our CMBS investments that are not financed by CDOs and relate to declines in the projected net present value of future cash flows related to individual CMBS investments and other than temporary impairment charges on our CMBS driven by the duration and severity of our unrealized losses on various CMBS bonds pursuant to EITF 99-20 and FSP 115-2.

Recent Events

During the quarter ended June 30, 2009, we entered into an agreement with two holders of our outstanding trust preferred securities (“TRUPs”) with an aggregate liquidation amount of $56.3 million to exchange such TRUPs for the following: (i) $70.3 million aggregate principal amount of junior subordinated notes due in 2037 (the “Notes”); (ii) the issuance of 307,203 unregistered shares of our common stock; and/or (iii) certain cash payments. Additionally, we entered into an agreement with a third holder of TRUPs with an aggregate liquidation amount of $3.7 million to exchange such TRUPs for 541,906 unregistered shares of our common stock and certain cash payments.

An aggregate of $60.0 million of TRUPs have been cancelled through August 1, 2009 in conjunction with these exchanges, and all interest payment obligations on the TRUPs through the July 31, 2009 interest payment date have been satisfied.

The Notes will bear interest at a rate of 0.5% annually through April 29, 2012 or such earlier date as we elect. Thereafter, we will pay interest at a variable rate equal to LIBOR plus 2.25% annually.

On July 20, 2009, we and our manager entered into an amendment to the management agreement whereby we agreed, effective as of April 1, 2009, that during the months of April, May, June, July, August and September, 2009, (i) we shall not be required to make any payments of base management fees and/or incentive fees otherwise due and payable under the management agreement in excess of $75,000 per month and (ii) any fees accruing and otherwise payable under the management agreement in excess of $75,000 per month shall be deferred and due and payable by us to the manager on such date after September 30, 2009 as we shall mutually agree in writing.

Liquidity

As previously disclosed, the Company has undertaken or expects to commence certain efforts to reduce expenses and preserve liquidity including: (i) discontinuing payment of quarterly dividends and replacing it with payment of an annual dividend to the extent required to satisfy REIT dividend requirements, (ii) seeking to reduce operating costs, primarily our general and administrative costs, (iii) seeking to restructure terms of our recourse indebtedness including extension of scheduled maturity dates and/or modification of near-term interest payment requirements; and (iv) if necessary, pursue sales of selected assets.

During 2009, we have exchanged $56.3 million of our TRUPs into junior subordinated notes, and cancelled $3.7 million of TRUPs thereby reducing quarterly cash interest payments from approximately $1.1 million per quarter on the TRUPs to approximately $0.1 million per quarter on the junior subordinated notes through April 2012. In addition, we amended our note payable to reduce monthly payments from approximately $0.4 million to $75,000 from July through September 2009, and amended our agreement with the Manager to reduce cash basis monthly base management fees to $75,000 from April to September 2009. However, our primary source of free operating cash flow are our non-CDO CMBS investments. Cash flow from these investments have declined from approximately $6.9 million in the first quarter of 2009 to approximately $4.0 million during the second quarter of 2009 due to deteriorating macroeconomic and commercial real estate conditions evidenced by increasing delinquencies, special servicing activity and the appraisal reductions on collateral for such investments. This decline in non-CDO CMBS cash flow has adversely affected our liquidity.

Investments

JERT’s investments as of June 30, 2009 consisted of (amounts in millions):

	June 30, 2009				Weighted Average
	Face Amount/ Cost Basis (1)	Amortized Cost	Fair Value	% of Total Investments (2)	Coupon Rate (3)	Loss Adjusted Yield
CMBS not financed by CDOs	$428.7	$17.3	$17.3	7.0%	5.2%	57.0	% (4)
CMBS financed by CDO I	418.7	44.9	44.9	18.2%	4.9%	41.5	% (4)
CMBS financed by CDO II	880.0	46.2	46.3	18.7%	5.2%	51.1	% (4)

Total CMBS (5)	1,727.4	108.4	108.5	43.9%	5.1%	47.5%
Real estate loans, held for investment (6)	270.3	270.0	138.0	55.8%	3.4%	3.4%
Investments in US Debt Fund	0.7	0.7	0.7	0.3%	N/A	N/A

Total	$1,998.4	$379.1	$247.2	100.0%	4.9%	16.0%

(1)	For investments in unconsolidated joint ventures.
(2)	Based on fair value.
(3)	Based on face amount.
(4)

Loss adjusted yields for our CMBS investments reflect the impact of estimated future losses on underlying collateral and are the basis on which we record interest income on such investments in our GAAP financial statements in accordance with guidance

(5)	Amortized cost has been reduced from original cost primarily due to the recognition of cumulative impairments of $872.1 million.
(6)	Real estate loans are financed by CDO II.

Borrowings

With respect to liabilities, at June 30, 2009, total liabilities were $240.8 million. The individual components of our liabilities are described below:

•

$116.1 million (or 48.2% of total liabilities) represents the estimated fair value of borrowings in the form of long-term, “match-funded” notes payable issued to third parties relating to our two collateralized debt obligation offerings, CDO I and CDO II with an aggregate face amount of $964.0 million. CDO I and CDO II are not subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral and are generally non-recourse to the Company.

•

$11.1 million (or 4.6% of total liabilities) represents net borrowings under short-term repurchase facilities with JPMorgan. The facility is generally subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral and is fully recourse to us.

•

$9.0 million (or 3.7% of total liabilities) represents a note payable the Company entered into as a result of the restructuring of four interest rate swaps. We have reflected this agreement as a note payable on our consolidated balance sheets as it does not meet the definition of a derivative. In July 2009, we amended this agreement and as a result of such amendment, we will pay a fixed monthly amount of $75,000 through September 2009, then increasing to approximately $0.5 million through September 2010 and then decreasing to approximately $0.4 million through February 2017.

•

$58.3 million (or 24.2% of total liabilities) represents the cost basis of borrowings in the form of Notes with a face amount of $70.3 million. The Notes will pay interest at a rate of 0.5% through April 2012 and LIBOR plus 2.25% thereafter through maturity in April 2037. These Notes are not subject to “margin calls” based on mark-to-market fair value determinations of underlying collateral but are fully recourse to us. These Notes were issued as part of the exchange and cancellation of $56.3 million of face amount of TRUPs in May 2009.

•

$0.6 million (or 0.3% of total liabilities) represents borrowings in the form of unsecured junior subordinated debentures. These junior subordinated debentures are not subject to “margin calls” based on mark-to-market fair value determinations of underlying collateral but are fully recourse to us. These junior subordinated debentures were cancelled in connection with the exchange and cancellation of the final $0.6 million of outstanding TRUPs on July 30, 2009 for $0.1 million in cash.

•

$41.2 million (or 17.1% of total liabilities) represents the fair value of our CDO-related pay-fixed interest rate swaps with a notional balance at June 30, 2009 of $413.1 million and a weighted-average interest rate of 5.1%.

•	$4.5 million (or 1.9% of total liabilities) consists of amounts due to affiliates of $1.0 million, trade payables and other liabilities.

As of June 30, 2009, we are in compliance with all of our debt covenants with the exception of certain CDO II over-collateralization coverage tests. As previously announced, CDO II did not meet certain over-collateralization coverage tests in February 2009, resulting in approximately $5.2 million and $9.5 million of cash that would have otherwise been paid to JERT during the three and six months ended June 30, 2009, respectively, being redirected to repay principal on certain senior notes payable issued by CDO II. We expect this cash flow redirection to continue for the foreseeable future.

Non-GAAP Financial Measures

In this earnings release, we may disclose non-GAAP financial measures as defined by SEC Regulation G. In addition, we have used non-GAAP financial measures, in particular Adjusted Funds from Operations, or AFFO, as well as earnings (loss) per adjusted diluted common share, or ADCS, in this press release. A reconciliation of AFFO and earnings (loss) per ADCS and the comparable GAAP financial measure (net income, assets, liabilities and stockholders’ equity and earnings per share, as applicable) can be found at the end of this earnings release.

Generally accepted accounting principles (“GAAP”) require that we retrospectively restate earnings per share for our 1-for-10 reverse stock split that occurred on February 20, 2009. However, under GAAP, we are precluded from retrospectively restating earnings per common share for our stock dividend paid on January 30, 2009 as a portion of this dividend was paid in cash. Management believes that it is meaningful to investors to disclose the retrospective effect of both the 1-for-10 reverse stock split as well as the stock dividend. Accordingly, we are presenting non-GAAP earnings per Adjusted Diluted Common Share (“ADCS”). See a reconciliation of earnings and AFFO per common share calculated under GAAP to earnings per ADCS at the end of this release.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a specialty finance company quoted on the OTC Bulletin Board that invests in commercial real estate structured finance products. Our target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Forward-Looking Statements

This press release does not constitute an offer of any securities for sale. Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and capital markets, our ability to source and fund new investments and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8000

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$1,834	$8,357
Restricted cash	4,714	1,149
CMBS financed by CDOs, at fair value	91,182	180,210
CMBS not financed by CDOs, at fair value	17,339	42,432
Real estate loans, held for investment, financed by CDOs, at fair value	137,993	189,980
Investments in unconsolidated joint ventures	709	843
Accrued interest receivable	5,866	8,343
Due from affiliate	331	157
Deferred financing fees, net	914	981
Other assets	307	2,349

Total Assets	$261,189	$434,801

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
CDO notes payable, at fair value	$116,129	$211,695
Repurchase agreements	11,108	16,108
Junior subordinated debentures and notes	58,941	61,860
Notes payable	8,960	500
Interest rate swap agreements related to CDOs, at fair value	41,217	91,984
Accounts payable and accrued expenses	1,528	839
Dividends payable	—	2,274
Due to affiliate	1,042	689
Other liabilities	1,889	2,489

Total Liabilities	240,814	388,438

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized,
5,836,478 and 2,590,104 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	58	26
Additional paid-in capital	413,593	392,744
Cumulative cash dividends paid/declared	(157,705)	(157,705)
Cumulative stock dividends paid/declared	(20,462)	—
Cumulative deficit	(192,662)	(165,626)
Accumulated other comprehensive loss	(22,447)	(23,076)

Total Stockholders’ Equity	20,375	46,363

Total Liabilities and Stockholders’ Equity	$261,189	$434,801

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES
Interest income from CMBS	$6,957	$24,719	$22,197	$46,171
Interest income from real estate loans	2,341	7,447	4,669	16,333
Interest income from cash and cash equivalents	5	194	16	616
Equity in (losses) earnings, net, of unconsolidated joint ventures	(64)	34	(1,663)	967
Fee income	239	156	652	253

Total Revenues	9,478	32,550	25,871	64,340

EXPENSES
Interest expense	7,582	13,782	14,076	29,197
Management fees, affiliate	961	1,874	2,171	3,701
General and administrative	1,607	1,937	4,389	3,917

Total Expenses	10,150	17,593	20,636	36,815

INCOME BEFORE OTHER GAINS (LOSSES)	(672)	14,957	5,235	27,525

OTHER GAINS (LOSSES)
Unrealized loss on financial assets financed with CDOs	(27,695)	(7,319)	(127,931)	(186,988)
Unrealized gain, net, on CDO related financial liabilities	26,384	29,942	121,969	276,516
Loss on interest rate swaps	(5,527)	(5,391)	(12,180)	(8,166)
Loss on impairment of CMBS	(3,854)	(273)	(18,366)	(99,852)
Unrealized loss, net, on real estate loans held for sale	—	(506)	—	(28,874)
Unrealized gain (loss) on non-CDO related interest rate swaps	—	8,199	13,860	(7,401)
Gain on exchange and cancellation of TRUPs	2,657	—	2,657	—
Loss on sale of real estate loan held for sale	—	(9,249)	—	(9,249)
Loss on termination of interest rate swaps	—	(1,370)	(12,280)	(1,370)

Total other gains (losses)	(8,035)	14,033	(32,271)	(65,384)

NET (LOSS) INCOME	$(8,707)	$28,990	$(27,036)	$(37,859)

Net (loss) income per share:
Basic	$(1.67)	$11.26	$(5.74)	$(14.72)

Diluted	$(1.67)	$11.25	$(5.74)	$(14.72)

Weighted average shares of common stock outstanding:
Basic	5,216,975	2,573,889	4,711,786	2,572,348

Diluted	5,217,794	2,576,135	4,715,575	2,576,230

Dividends declared per common share	$—	$3.00	$—	$6.00

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(27,036)	$(37,859)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization (accretion) of CMBS	15,273	(1,395)
Accretion of interest on junior subordinated notes	612	—
Amortization of debt issuance costs	67	1,771
Amortization of other comprehensive (income) loss related to CDO related interest rate swap agreements	1,462	1,397
Unrealized loss (gain) on CDO related financial assets and liabilities, net	5,962	(89,528)
Unrealized and realized (gains) losses on interest rate swaps	(1,580)	8,764
Unrealized loss on impairment of CMBS	18,366	99,852
Loss on sale of real estate loan held for sale	—	9,249
Gain on exchange and cancellation of TRUPs	(2,657)	—
Unrealized loss on real estate loans held for sale, net	—	28,874
Equity in (earnings) losses, net, from unconsolidated joint ventures	1,663	(967)
Distributions from unconsolidated joint ventures	—	1,252
Payment-in-kind (“PIK”) interest on real estate loan held for sale	—	(2,099)
Non-cash interest expense on junior subordinated debentures and notes	1,432	—
Non-cash expense related to shares issued for TRUPs exchange and cancellation	144	—
Stock compensation expense	37	211
Changes in assets and liabilities:
Decrease (increase) in other assets	202	(241)
Decrease in accrued interest receivable	2,477	978
Increase in due to/from affiliates, net	179	302
Increase (decrease) in accounts payable and accrued expenses and other liabilities, net	91	(662)

Net cash provided by operating activities	16,694	19,899

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in unconsolidated joint ventures	(1,529)	(2,231)
(Increase) decrease in restricted cash, net	(3,564)	5,534
Proceeds from sale of unconsolidated joint venture	—	39,448
Proceeds from repayment of real estate loans	3,701	7,471
Proceeds from sale of real estate loans held for sale	—	36,191

Net cash (used in) provided by investing activities	(1,392)	86,413

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,274)	(36,133)
Proceeds from repurchase agreements	—	1,556
Repayment of repurchase agreements	(5,000)	(112,119)
Repayment of CDO notes payable	(10,504)	—
Repayment of notes payable, net	(540)	—
Cancellation payments on TRUPs	(227)	—
Payment of financing costs	—	(2,438)
Payment of interest rate swap termination costs	(3,280)	(1,370)

Net cash used in financing activities	(21,825)	(150,504)

Net decrease in cash and cash equivalents	(6,523)	(44,192)

Cash and cash equivalents at beginning of period	8,357	87,556

Cash and cash equivalents at end of period	$1,834	$43,364

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$21,359	$34,878

Non-cash note payable in satisfaction of interest rate swap agreements	$9,000	$—

Dividends declared but not paid	$—	$7,752

Stock issued as part of exchange and cancellation of TRUPs	$383	$—

1. Adjusted Funds from Operations (amounts in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(unaudited)
Net (loss) income available to common stockholders	$(8,707)	$28,990	$(27,036)	$(37,859)
Add:
Unrealized gain, net, on CDO related financial assets and liabilities	1,311	(22,623)	5,962	(89,528)
Amortization of unrealized loss on CDO related interest rate swaps	603	574	1,197	1,143
Unrealized loss on impairment of CMBS	3,854	273	18,366	99,852
Unrealized (gain) loss on real estate loan held for sale	—	506	—	28,874
Unrealized (gain) loss on non-CDO interest rate swap agreements	—	(8,199)	(13,860)	7,401
Realized loss on sale of real estate loan held for sale	—	9,249	—	9,249
Realized loss on swap terminations	—	1,370	12,280	1,370
Gain on exchange and cancellation of TRUPs	(2,657)	—	(2,657)	—
Equity in (earnings) losses, net, of unconsolidated joint ventures	64	(34)	1,663	(967)
Redirection of CDO II cash flows	(5,230)	—	(9,525)	—
Cash distributions from unconsolidated joint ventures	—	—	—	1,252
Depreciation on unconsolidated real estate assets	—	—	—	238
CMBS amortization (accretion)	9,134	(1,728)	15,273	(1,549)
Junior subordinated note interest accretion	612	—	612	—
Non-recurring equity offering costs	—	—	999	—
Non-recurring TRUPs exchange and cancellation costs	381	—	381	—
Non-cash interest expense on junior subordinated debentures	1,432	—	1,432	—

Adjusted Funds from Operations (AFFO)	$797	$8,378	$5,087	$19,476

AFFO per ADCS:
Basic	$0.15	$1.02	$1.02	$3.92

Diluted	$0.15	$1.01	$1.01	$3.91

2. Earnings, AFFO and Book Value per Adjusted Diluted Common Share (“ADCS”) (1)

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

	EPS (Basic)		EPS (Basic)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Earnings per share (basic) under GAAP	$(1.67)	$11.26	$(5.74)	$(14.72)
Add (deduct) impact of stock dividend	(0.00)	(5.43)	0.38	7.10

Earnings per adjusted share (basic)	$(1.67)	$5.83	$(5.36)	$(7.62)

	EPS (Diluted)		EPS (Diluted)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Earnings per share (diluted) under GAAP	$(1.67)	$11.25	$(5.74)	$(14.72)
Add (deduct) impact of stock dividend	(0.00)	(5.43)	0.39	7.10

Earnings per ADCS	$(1.67)	$5.82	$(5.35)	$(7.62)

	AFFO per Share (Basic)		AFFO per Share (Basic)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
AFFO per share (basic) under GAAP	$0.15	$3.25	$1.08	$7.57
Add (deduct) impact of stock dividend	(0.00)	(1.56)	(0.06)	(3.65)

AFFO per adjusted share (basic)	$0.15	$1.69	$1.02	$3.92

	AFFO per Share (Diluted)		AFFO per Share (Diluted)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
AFFO per share (diluted) under GAAP	$0.15	$3.25	$1.08	$7.56
Add (deduct) impact of stock dividend	(0.00)	(1.57)	(0.06)	(3.65)

AFFO per ADCS	$0.15	$1.68	$1.01	$3.91

	Book Value per Share (Basic)
	As of June 30, 2009	As of December 31, 2008
Book value per share (basic) under GAAP	$3.49	$17.90
Add (deduct) impact of stock dividend	0.00	(8.61)

Book value per adjusted share (basic)	$3.49	$9.29

	Book Value per Share (Diluted)
	As of June 30, 2009	As of December 31, 2008
Book value per share (diluted) under GAAP	$3.49	$17.90
Add (deduct) impact of stock dividend	0.00	(8.61)

Book value per ADCS	$3.49	$9.29

(1)

GAAP requires that we retrospectively restate earnings per share for our 1-for-10 reverse stock split that occurred on February 20, 2009. However, under GAAP, we are precluded from retrospectively restating earnings per share for our stock dividend paid on January 30, 2009 as a portion of this dividend was paid in cash. Management believes it is meaningful to investors to disclose the retrospective effect of both the 1-for-10 reverse stock split as well as the stock dividend. Accordingly, we are presenting the non-GAAP measure earnings per Adjusted Diluted Common Share (“ADCS”).